Exhibit 99.1

Press Release

For Further Information Contact:

MEDIA:

Rite Aid

Chris Savarese

717-975-5718

Christopher.Savarese@riteaid.com

For Immediate Release

Rite Aid Appoints Jim Peters As Chief Operating Officer

CAMP HILL, Pa. (Oct. 3, 2018) — Rite Aid (NYSE: RAD) announced today the appointment of Jim Peters as the company’s chief operating officer. Peters will lead all aspects of Rite Aid’s pharmacy and clinical strategy development and execution; health plan, health system and strategic corporate relationships; marketing and merchandising; corporate development, strategy and communications.

“Jim is a seasoned healthcare executive with health innovation, corporate development, strategy and healthcare provider-payor operating experience,” said Heyward Donigan, chief executive officer, Rite Aid. “As our industry continues to evolve and Rite Aid charts our go-forward strategy, Jim’s strong track record of leadership and acting as a change agent to rejuvenate brand perception is exactly what Rite Aid needs to propel our business forward.”

“I’m excited to join Rite Aid at such an inflection point in the health and wellness industry,” said Peters. “The Rite Aid brand is strong and its potential even stronger. I look forward to working with industry leaders — both at Rite Aid and in the marketplace — as we define and execute our strategy and achieve our goals, while keeping the health and wellness of our customers top-of-mind.”

In connection with this announcement, Bryan Everett is stepping down from his role as Rite Aid’s chief operating officer to pursue other career opportunities.  Donigan continued, “On behalf of Rite Aid I want to thank Bryan for his numerous contributions during his tenure. His leadership during the challenging times faced by Rite Aid and the industry was invaluable. Bryan’s commitment to facilitating a smooth transition is appreciated. We will miss him and his dedication to Rite Aid and our associates.  We wish him the best in his future endeavors.”

“I’d like to thank our entire team, for their dedication and support in helping Rite Aid customers achieve the best health outcomes possible, said Everett. “I believe Rite Aid is well positioned in the industry and have full confidence in the company’s leadership team.”

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Jim Peters Biography

Jim Peters is a recognized leader with 25 years’ of broad healthcare and industry experience. Most recently, Peters served as chief executive officer of Skyward Health, a strategic healthcare advisory firm. Prior to Skyward, Peters was a 12-year senior executive at Geisinger Health System, helping establish Geisenger’s national reputation for healthcare innovation. At Geisinger, Peters held roles including chief executive officer of Geisinger Medical Management Corporation, managing partner of Geisinger Ventures and senior vice president, chief strategic partnerships officer. Prior to Geisinger, Peters served as principal at Updata Capital, a venture capital firm focused on software, data analytics and health IT.

Peters is a member of the American College of Corporate Directors and, until its recent acquisition, an independent director of NxStage Medical, Inc. (NASDAQ: NXTM). He is also an independent director of Special Olympics PA. Peters serves as an adjunct lecturer at Lehigh University and has been a guest lecturer for the Wharton School at the University of Pennsylvania. Peters holds an MBA in finance from the Wharton School at the University of Pennsylvania. He graduated with a Bachelor of Arts in architecture from Lehigh University.

Rite Aid Executive Leadership Team

The addition of Jim Peters rounds out Rite Aid’s leadership team which is comprised of, Heyward Donigan, chief executive officer; Jim Peters, chief operating officer; Matt Schroeder, chief financial officer; Jim Comitale, general counsel and secretary; Jessica Kazmaier, chief human resources officer; Jocelyn Konrad, chief pharmacy officer; Justin Mennen, chief information officer and Ben Bulkley, chief executive officer, EnvisionRxOptions.

About Rite Aid Corporation

Rite Aid Corporation, which generated fiscal 2019 annual revenue of $21.6 billion, is one of the nation’s leading drugstore chains with 2,464 stores in 18 states and pharmacy benefit management (PBM) capabilities through EnvisionRxOptions and its affiliates. At Rite Aid we have a personal interest in our customers’ health and wellness and deliver the products and services they need to lead healthier lives. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at www.riteaid.com.

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